Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-158320

PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 21, 2009)

6,500,000 Shares

Northern Oil and Gas, Inc.

Common Stock

We are offering 6,500,000 shares of our common stock to selected investors, pursuant to this prospectus supplement, the accompanying prospectus and stock purchase agreements with such investors to be dated October 29, 2009. The common stock is being offered at a per share purchase price of $9.12.

Our common stock is listed on the NYSE Amex Equities Market under the symbol “NOG.” The last sale price of our common stock as reported on the NYSE Amex Equities Market on October 29, 2009 was $9.22 per share.

You should read both this prospectus supplement and the accompanying prospectus, as well as any documents incorporated by reference in this prospectus supplement and/or the accompanying prospectus, before you make your investment decision.

Investing in our common stock involves risks. You should carefully consider the risk factors beginning on page S-3 of this prospectus supplement before making any decision to invest in our common stock.

We have retained Canaccord Adams Inc. as our placement agent and FIG Partners, LLC as our co-placement agent to use their reasonable best efforts to solicit offers to purchase our common stock in this offering. The placement agents have no obligation to buy any of the shares of our common stock from us or to arrange for the purchase or sale of any specific number or dollar amount of the shares of common stock. See “Plan of Distribution” beginning on page S-15 of this prospectus supplement for more information regarding these arrangements.

PRICE $9.12 PER SHARE

	Per Share	Maximum Offering
Public offering price	$9.1200	$59,280,000
Placement agent fees	$0.4104	$2,667,600
Proceeds, before expenses, to us	$8.7096	$56,612,400

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Canaccord Adams

FIG Partners LLC
Energy Research & Capital Group

This Prospectus Supplement is dated October 30, 2009.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

          You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information, and you should not rely on any information not contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus. We are offering to sell shares of our common stock and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of each document regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of shares of our common stock. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference in them, you should rely on the information in the document with the most recent date.

ABOUT THIS PROSPECTUS SUPPLEMENT

          Unless the context indicates otherwise, all references in this prospectus supplement to “we,” “us” and “our” refer to Northern Oil and Gas, Inc. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under the shelf registration process, we may offer from time to time up to 15,000,000 shares of our common stock in one or more offerings.

          In the accompanying prospectus, we provide you with a general description of our common stock. In this prospectus supplement, we provide you with specific information about this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” on page S-17 of this prospectus supplement before investing in our common stock.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

          We are including the following discussion to inform our existing and potential security holders generally of some of the risks and uncertainties that can affect us and to take advantage of the “safe harbor” protection for forward-looking statements that applicable federal securities law affords.

          From time to time, our management or persons acting on our behalf may make forward-looking statements to inform existing and potential security holders about our company. All statements other than statements of historical facts included in this prospectus supplement and the accompanying prospectus, including the documents incorporated herein by reference, regarding our financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

          Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: general economic or industry conditions, nationally and/or in the communities in which we conduct business, changes in commodities prices or the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our operations, products, services and prices.

          We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. You should consider carefully the statements in the “Risk Factors” section and other sections of this prospectus supplement and accompanying prospectus, including the documents incorporated herein by reference, which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements. We do not undertake, and specifically disclaim, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

          Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus supplement, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the SEC which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

SUMMARY

This summary highlights selected information about us but does not contain all the information that may be important to you. This prospectus supplement and the accompanying prospectus include specific terms of the offering and information about our business and financial data. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the matters set forth under the caption “Risk Factors,” and the information incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. In this prospectus supplement and the accompanying prospectus, references to “we,” “us” and “our” refer to Northern Oil and Gas, Inc.

The Offering

Common Stock Offered by Us	6,500,000 shares

Issue Price	$ 9.12 per share

Common Stock Outstanding After the Offering(1)	43,311,184 shares

Use of Proceeds

We expect to use the net proceeds from this offering to repay the current borrowings under our revolving credit facility, pursue acquisition opportunities, and other working capital purposes. See “Use of Proceeds.”

NYSE Amex Equities Market Symbol	NOG

Risk Factors

An investment in our common stock involves a high degree of risk. Before making an investment decision, investors should carefully consider the “Risk Factors” beginning on page S-3 of this prospectus supplement, as well as the other risks and uncertainties described in the documents that we file with the SEC that are incorporated herein by reference.

(1)

Based on actual number of shares of common stock outstanding as of October 29, 2009 and assumes all shares offered are sold. Does not include 700,000 shares reserved for issuance upon the exercise of options and warrants previously issued and outstanding on October 29, 2009.

RISK FACTORS

          An investment in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In addition, you should carefully consider the risk factors described below related to our business, this offering and an investment in our common stock. If any of these risks actually occurs, our business, financial condition, results of operations and cash flow could be seriously harmed. This could cause the trading price of our common stock offered hereby to decline, resulting in a loss of all or part of your investment.

Risks Related to our Business

The global financial crisis may significantly impact our business and financial condition for the foreseeable future.

          The continued credit crisis and related turmoil in the global financial system may adversely impact our business and our financial condition, and we may face challenges if conditions in the financial markets do not improve. Our ability to access the capital markets may be restricted at a time when we would like, or need, to raise financing, which could have an impact on our flexibility to react to changing economic and business conditions. The economic situation could have an impact on operators upon whom we are dependent for drilling our wells, our lenders or customers, causing them to fail to meet their obligations to us. Additionally, market conditions could have an impact on our commodity hedging arrangements if our counterparties are unable to perform their obligations or seek bankruptcy protection. We believe that we are funded to meet our 2009 drilling program. However, additional capital would be required in the event that we accelerate our drilling program or that commodity prices decline substantially resulting in revenues significantly less than we currently expect.

We may be unable to obtain additional capital that we will require to implement our business plan, which could restrict our ability to grow.

          We expect that our current capitalization and our other existing resources will be sufficient only to provide a limited amount of working capital, and the revenues generated from our properties in Montana and North Dakota alone may not be sufficient to fund both our continuing operations and our planned growth. We may require additional capital to continue to operate our business beyond the initial phase of our current properties and to further expand our exploration and development programs to additional properties. We may be unable to obtain additional capital required.

          Future acquisitions and future exploration, development, production and marketing activities, as well as our administrative requirements (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) may require a substantial amount of additional capital and cash flow.

          We may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means. We may not be successful in identifying suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means. If we do not succeed in raising additional capital, our resources may not be sufficient to fund our planned expansion of operations going forward.

          Any additional capital raised through the sale of equity may dilute the ownership percentage of our stockholders. Raising any such capital could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of other derivative securities, and issuances of incentive awards under equity employee incentive plans, which may have a further dilutive effect.

          Our ability to obtain needed financing may be impaired by such factors as the capital markets (both generally and in the oil and gas industry in particular), our status as a new enterprise without a significant demonstrated operating history, the location of our oil and natural gas properties and prices of oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available to us) and/or the loss of key management. Further, if oil and/or natural gas prices on the commodities markets decline, our revenues will likely decrease and such decreased revenues may increase our requirements for capital. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), we may be required to cease our operations, divest our assets at unattractive prices or obtain financing on unattractive terms.

          We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, such as convertible notes, which may adversely impact our financial condition.

We have minimal operating history, which may raise substantial doubt as to our ability to successfully develop profitable business operations.

          We have a limited operating history. Our business operations must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the oil and natural gas industries. We first generated revenues from operations in the fiscal year ended December 31, 2008, and have been primarily focused on exploratory drilling and fund raising activities. There is nothing at this time on which to base an assumption that our business operations will prove to be successful in the long-term. Our future operating results will depend on many factors, including:

•	our ability to raise adequate working capital;

•	success of our development and exploration;

•	demand for natural gas and oil;

•	the level of our competition;

•	our ability to attract and maintain key management and employees; and

•

our ability to efficiently explore, develop and produce sufficient quantities of marketable natural gas or oil in a highly competitive and speculative environment while maintaining quality and controlling costs.

          To achieve profitable operations in the future, we must, alone or with others, successfully execute on the factors stated above, as well as continue to develop ways to enhance our production efforts, when commenced. Despite our best efforts, we may not be successful in our exploration or development efforts, or obtain required regulatory approvals. There is a possibility that some, or all, of our wells may never produce natural gas or oil.

We are highly dependent on Michael Reger, our Chief Executive Officer and Chairman, and Ryan Gilbertson, our Chief Financial Officer. The loss of either of them, upon whose knowledge, leadership and technical expertise we rely, would harm our ability to execute our business plan.

          Our success depends heavily upon the continued contributions of Michael Reger and Ryan Gilbertson, whose knowledge, leadership and technical expertise would be difficult to replace, and upon our ability to retain and attract experienced engineers, geoscientists and other technical and professional staff. If we were to lose their services, our ability to execute our business plan would be harmed, and we may be forced to cease operations until such time as we could hire a suitable replacement for them. We recently entered into employment agreements with Mr. Reger and Mr. Gilbertson; however, they may terminate their employment with us at any time.

Our management team does not have extensive experience in public company matters, which could impair our ability to comply with legal and regulatory requirements.

          Our management team has had limited public company management experience or responsibilities, which could impair our ability to comply with legal and regulatory requirements such as the Sarbanes-Oxley Act of 2002 and applicable federal securities laws, including filing required reports and other information required on a timely basis. Implementing and effecting programs and policies in a timely manner that adequately respond to increased legal, regulatory compliance and reporting requirements imposed by such laws and regulations may be expensive, and we may not have the resources to do so. Our failure to comply with such laws and regulations could lead to the imposition of fines and penalties and further result in the deterioration of our business.

Our lack of diversification will increase the risk of an investment in our company, and our financial condition and results of operations may deteriorate if we fail to diversify.

          Our business focus is on the oil and gas industry in a limited number of properties, initially in Montana and North Dakota. Larger companies have the ability to manage their risk by diversification. However, we will lack diversification, in terms of both the nature and geographic scope of our business. As a result, we will likely be impacted more acutely by factors affecting our industry or the regions in which we operate than we would if our business were more diversified, enhancing our risk profile. If we cannot diversify our operations, our financial condition and results of operations could deteriorate.

Strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our operations.

          Our ability to successfully acquire additional properties, to increase our reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with industry participants and on our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. These realities are subject to change and may impair our ability to grow.

          To continue to develop our business, we will endeavor to use the business relationships of our management to enter into strategic relationships, which may take the form of joint ventures with other private parties and contractual arrangements with other oil and gas companies, including those that supply equipment and other resources that we will use in our business. We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain our relationships. If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

As a non-operator, our development of successful operations relies extensively on third-parties who, if not successful, could have a material adverse affect on our results of operation.

          We have only participated in wells operated by third-parties. Our current ability to develop successful business operations depends on the success of our consultants and drilling partners. As a result, we do not control the timing or success of the development, exploitation, production and exploration activities relating to our leasehold interests. If our consultants and drilling partners are not successful in such activities relating to our leasehold interests, or are unable or unwilling to perform, our financial condition and results of operation may be materially adversely affected.

Competition in obtaining rights to explore and develop oil and gas reserves and to market our production may impair our business.

          The oil and gas industry is highly competitive. Other oil and gas companies may seek to acquire oil and gas leases and other properties and services we will need to operate our business in the areas in which we expect to operate. This competition is increasingly intense as prices of oil and natural gas on the commodities markets have risen in recent years. Additionally, other companies engaged in our line of business may compete with us from time to time in obtaining capital from investors. Competitors include larger companies which, in particular, may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage. In addition, actual or potential competitors may be strengthened through the acquisition of additional assets and interests. If we are unable to compete effectively or respond adequately to competitive pressures, our results of operation and financial condition may be materially adversely affected.

We may not be able to effectively manage our growth, which may harm our profitability.

          Our strategy envisions the expansion of our business. If we fail to effectively manage our growth, our financial results could be adversely affected. Growth may place a strain on our management systems and resources. We must continue to refine and expand our business capabilities, our systems and processes and our access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. We cannot assure that we will be able to:

•	meet our capital needs;

•	expand our systems effectively or efficiently or in a timely manner;

•	allocate our human resources optimally;

•	identify and hire qualified employees or retain valued employees; or

•	incorporate effectively the components of any business that we may acquire in our effort to achieve growth.

          If we are unable to manage our growth, our operations and our financial results could be adversely affected by inefficiency, which could diminish our profitability.

Our hedging activities could result in financial losses or could reduce our net income, which may adversely affect your investment in our common stock.

          Our current credit facility with CIT Capital USA, Inc. imposes specific hedging requirements for our future production. At the current time, we estimate the hedged production to be equal to approximately 20% of 2009 total production and less than 10% of production volumes in 2010–12. While intended to reduce the effects of volatile oil and natural gas prices, such transactions may limit our potential gains and increase our potential losses if oil and natural gas prices were to rise substantially over the price established by the hedge contract. In addition, such transactions may expose us to the risk of loss in certain circumstances, including instances in which:

•	our production is less than expected;

•	there is a widening of price differentials between delivery points for our production and the delivery point assumed in the hedge arrangement; or

•	the counterparties to our hedging agreements fail to perform under the contracts.

Risks Related To Our Industry

Oil and natural gas prices are very volatile. A protracted period of oil and natural gas prices similar to or below the prices in effect at September 30, 2009 may adversely affect our business, financial condition, results of operations or cash flows.

          The oil and gas markets are very volatile, and we cannot predict future oil and natural gas prices. The price we receive for our oil and natural gas production heavily influences our revenue, profitability, access to capital and future rate of growth. The prices we receive for our production and the levels of our production depend on numerous factors beyond our control. These factors include, but are not limited to, the following:

•	changes in global supply and demand for oil and gas;

•	the actions of the Organization of Petroleum Exporting Countries;

•	the price and quantity of imports of foreign oil and gas;

•	political and economic conditions, including embargoes, in oil-producing countries or affecting other oil-producing activity;

•	the level of global oil and gas exploration and production activity;

•	the level of global oil and gas inventories;

•	weather conditions;

•	technological advances affecting energy consumption;

•	domestic and foreign governmental regulations;

•	proximity and capacity of oil and gas pipelines and other transportation facilities;

•	the price and availability of competitors’ supplies of oil and gas in captive market areas; and

•	the price and availability of alternative fuels.

          Furthermore, the recent worldwide financial and credit crisis has reduced the availability of liquidity and credit to fund the continuation and expansion of industrial business operations worldwide. The shortage of liquidity and credit combined with recent substantial losses in worldwide equity markets has lead to a worldwide economic recession. The slowdown in economic activity caused by such recession has reduced worldwide demand for energy and resulted in lower oil and natural gas prices.

          Lower oil and natural gas prices may not only decrease our revenues on a per unit basis but also may reduce the amount of oil and natural gas that we can produce economically and therefore potentially lower our reserve bookings. A substantial or extended decline in oil or natural gas prices may result in impairments of our proved oil and gas properties and may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures. To the extent commodity prices received from production are insufficient to fund planned capital expenditures, we will be required to reduce spending or borrow to cover any such shortfall. Lower oil and natural gas prices may also reduce the amount of our borrowing base under our credit agreement, which is determined at the discretion of the lenders based on the collateral value of our proved reserves that have been mortgaged to the lenders, and is subject to regular redeterminations, as well as special redeterminations described in the credit agreement.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

          Our future success will depend on the success of our development, exploitation, production and exploration activities. Our oil and natural gas exploration and production activities are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production. Our decisions to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. Our cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining qualified personnel or equipment, including drilling rigs and CO2;

•	equipment failures or accidents; and

•	adverse weather conditions, such as freezing temperatures, hurricanes and storms.

Our business of exploring for oil and gas is risky and may not be commercially successful, and the advanced technologies we use cannot eliminate exploration risk, which could impair our ability to generate revenues from our operations.

          Our future success will depend on the success of our exploratory drilling program. Oil and gas exploration involves a high degree of risk. These risks are more acute in the early stages of exploration. Our ability to produce revenue and our resulting financial performance are significantly affected by the prices we receive for oil and natural gas produced from wells on our acreage. Especially in recent years, the prices at which oil and natural gas trade in the open market have experienced significant volatility and will likely continue to fluctuate in the foreseeable future due to a variety of influences including, but not limited to, the following:

•	domestic and foreign demand for oil and natural gas by both refineries and end users;

•	the introduction of alternative forms of fuel to replace or compete with oil and natural gas;

•	domestic and foreign reserves and supply of oil and natural gas;

•	competitive measures implemented by our competitors and domestic and foreign governmental bodies;

•

political climates in nations that traditionally produce and export significant quantities of oil and natural gas (including military and other conflicts in the Middle East and surrounding geographic region) and regulations and tariffs imposed by exporting and importing nations;

•	weather conditions; and

•	domestic and foreign economic volatility and stability.

          Our expenditures on exploration may not result in new discoveries of oil or natural gas in commercially viable quantities. Projecting the costs of implementing an exploratory drilling program is difficult due to the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over-pressured zones and tools lost in the hole, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof.

          Even when used and properly interpreted, three-dimensional (3-D) seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators. Such data and techniques do not allow the interpreter to know conclusively if hydrocarbons are present or economically producible. In addition, the use of three-dimensional (3-D) seismic data becomes less reliable when used at increasing depths. We could incur losses as a result of expenditures on unsuccessful wells. If exploration costs exceed our estimates, or if our exploration efforts do not produce results which meet our expectations, our exploration efforts may not be commercially successful, which could adversely impact our ability to generate revenues from our operations.

We may not be able to develop oil and gas reserves on an economically viable basis, and our reserves and production may decline as a result.

          If we succeed in discovering oil and/or natural gas reserves, we cannot assure that these reserves will be capable of production levels we project or in sufficient quantities to be commercially viable. On a long-term basis, our viability depends on our ability to find or acquire, develop and commercially produce additional oil and natural gas reserves. Without the addition of reserves through acquisition, exploration or development activities, our reserves and production will decline over time as reserves are produced. Our future reserves will depend not only on our ability to develop then-existing properties, but also on our ability to identify and acquire additional suitable producing properties or prospects, to find markets for the oil and natural gas we develop and to effectively distribute our production into our markets.

          Future oil and gas exploration may involve unprofitable efforts, not only from dry wells, but from wells that are productive but do not produce sufficient net revenues to return a profit after drilling, operating and other costs. Completion of a well does not assure a profit on the investment or recovery of drilling, completion and operating costs. In addition, drilling hazards or environmental damage could greatly increase the cost of operations, and various field operating conditions may adversely affect the production from successful wells. These conditions include delays in obtaining governmental approvals or consents, shut-downs of connected wells resulting from extreme weather conditions, problems in storage and distribution and adverse geological and mechanical conditions. While we will endeavor to effectively manage these conditions, we cannot be assured of doing so optimally, and we will not be able to eliminate them completely in any case. Therefore, these conditions could diminish our revenue and cash flow levels and result in the impairment of our oil and natural gas interests.

Estimates of oil and natural gas reserves that we make may be inaccurate and our actual revenues may be lower than our financial projections.

          We will make estimates of oil and natural gas reserves, upon which we will base our financial projections. We will make these reserve estimates using various assumptions, including assumptions as to oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Some of these assumptions are inherently subjective, and the accuracy of our reserve estimates relies in part on the ability of our management team, engineers and other advisors to make accurate assumptions. Economic factors beyond our control, such as interest rates, will also impact the value of our reserves.

          Determining the amount of oil and gas recoverable from various formations where we have exploration and production activities involves great uncertainty. For example, in 2006, the North Dakota Industrial Commission published an article that identified three different estimates of generated oil recoverable from the Bakken formation. An organic chemist estimated 50% of the reserves in the Bakken formation to be technically recoverable, an oil company estimated a recovery factor of 18%, and values presented in the North Dakota Industrial Commission Oil and Gas Hearings ranged from 3 to 10%.

          The process of estimating oil and natural gas reserves is complex and will require us to use significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each property. As a result, our reserve estimates will be inherently imprecise. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from those we estimate. If actual production results vary substantially from our reserve estimates, this could materially reduce our revenues and result in the impairment of our oil and natural gas interests.

Drilling new wells could result in new liabilities, which could endanger our interests in our properties and assets.

          There are risks associated with the drilling of oil and natural gas wells, including encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, craterings, sour gas releases, fires and spills, among others. The occurrence of any of these events could significantly reduce our revenues or cause substantial losses, impairing our future operating results. We may become subject to liability for pollution, blow-outs or other hazards. We intend to obtain insurance with respect to these hazards; however, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. The payment of such liabilities could reduce the funds available to us or could, in an extreme case, result in a total loss of our properties and assets. Moreover, we may not be able to maintain adequate insurance in the future at rates that are considered reasonable. Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

Decommissioning costs are unknown and may be substantial. Unplanned costs could divert resources from other projects.

          We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which we use for production of oil and natural gas reserves. Abandonment and reclamation of these facilities and the costs associated therewith is often referred to as “decommissioning.” We have not yet determined whether we will establish a cash reserve account for these potential costs in respect of any of our properties or facilities, or if we will satisfy such costs of decommissioning from the proceeds of production in accordance with the practice generally employed in oilfield operations. If decommissioning is required before economic depletion of our properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business.

We may have difficulty distributing our production, which could harm our financial condition.

          In order to sell the oil and natural gas that we are able to produce, we may have to make arrangements for storage and distribution to the market. We will rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This situation could be particularly problematic to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping and/or pipeline facilities. These factors may affect our ability to explore and develop properties and to store and transport our oil and natural gas production and may increase our expenses.

          Furthermore, weather conditions or natural disasters, actions by companies doing business in one or more of the areas in which we will operate, or labor disputes may impair the distribution of oil and/or natural gas and in turn diminish our financial condition or ability to maintain our operations.

Environmental risks may adversely affect our business.

          All phases of the oil and gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of federal, state and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures, and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner we expect may result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require us to incur costs to remedy such discharge. The application of environmental laws to our business may cause us to curtail our production or increase the costs of our production, development or exploration activities.

Our business will suffer if we cannot obtain or maintain necessary licenses.

          Our operations will require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities. Our ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to change in regulations and policies and to the discretion of the applicable governments, among other factors. Our inability to obtain, or our loss of or denial of extension of, any of these licenses or permits could hamper our ability to produce revenues from our operations.

Challenges to our properties may impact our financial condition.

          Title to oil and gas interests is often not capable of conclusive determination without incurring substantial expense. While we intend to make appropriate inquiries into the title of properties and other development rights we acquire, title defects may exist. In addition, we may be unable to obtain adequate insurance for title defects, on a commercially reasonable basis or at all. If title defects do exist, it is possible that we may lose all or a portion of our right, title and interests in and to the properties to which the title defects relate. If our property rights are reduced, our ability to conduct our exploration, development and production activities may be impaired. To mitigate title problems, common industry practice is to obtain a Title Opinion from a qualified oil and gas attorney prior to the drilling operations of a well.

We will rely on technology to conduct our business, and our technology could become ineffective or obsolete.

          We rely on technology, including geographic and seismic analysis techniques and economic models, to develop our reserve estimates and to guide our exploration, development and production activities. We will be required to continually enhance and update our technology to maintain its efficacy and to avoid obsolescence. The costs of doing so may be substantial and may be higher than the costs that we anticipate for technology maintenance and development. If we are unable to maintain the efficacy of our technology, our ability to manage our business and to compete may be impaired. Further, even if we are able to maintain technical effectiveness, our technology may not be the most efficient means of reaching our objectives, in which case we may incur higher operating costs than we would were our technology more efficient.

Risks Related to our Common Stock

The market price of our common stock is, and is likely to continue to be, highly volatile and subject to wide fluctuations.

          The market price of our common stock is likely to continue to be highly volatile and could be subject to wide fluctuations in response to a number of factors, some of which are beyond our control, including:

•

dilution caused by our issuance of additional shares of common stock and other forms of equity securities, which we expect to make in connection with future capital financings to fund our operations and growth, to attract and retain valuable personnel and in connection with future strategic partnerships with other companies;

•	announcements of new acquisitions, reserve discoveries or other business initiatives by our competitors;

•	our ability to take advantage of new acquisitions, reserve discoveries or other business initiatives;

•	fluctuations in revenue from our oil and gas business as new reserves come to market;

•	changes in the market for oil and natural gas commodities and/or in the capital markets generally;

•	changes in the demand for oil and natural gas, including changes resulting from the introduction or expansion of alternative fuels;

•	quarterly variations in our revenues and operating expenses;

•	changes in the valuation of similarly situated companies, both in our industry and in other industries;

•	changes in analysts’ estimates affecting our company, our competitors and/or our industry;

•	changes in the accounting methods used in or otherwise affecting our industry;

•	additions and departures of key personnel;

•	announcements of technological innovations or new products available to the oil and gas industry;

•	announcements by relevant governments pertaining to incentives for alternative energy development programs;

•	fluctuations in interest rates and the availability of capital in the capital markets; and

•	significant sales of our common stock, including sales by selling stockholders following the registration of shares under a prospectus.

          Some of these and other factors are largely beyond our control, and the impact of these risks, singly or in the aggregate, may result in material adverse changes to the market price of our common stock and/or our results of operations and financial condition.

Our operating results may fluctuate significantly, and these fluctuations may cause the price of our common stock to decline.

          Our operating results will likely vary in the future primarily as the result of fluctuations in our revenues and operating expenses, including the coming to market of oil and natural gas reserves that we are able to discover and develop, expenses that we incur, the prices of oil and natural gas in the commodities markets and other factors. If our results of operations do not meet the expectations of current or potential investors, the price of our common stock may decline.

Stockholders will experience dilution upon the exercise of options or warrants.

          As of October 29, 2009, we had authorized the issuance of up to 2,000,000 shares of common stock underlying options that may be granted, of which options to purchase 1,660,000 shares of common stock had already been granted, and of those granted, 400,000 remain outstanding, pursuant to our 2006 Incentive Stock Option Plan. On January 30, 2009, our Board of Directors also adopted the 2009 Equity Incentive Plan, pursuant to which we may issue up to 3,000,000 shares of our common stock either upon exercise of stock options granted under such plan or through restricted stock awards under such plan. In addition, as of October 29, 2009 we had warrants outstanding for the purchase of up to 300,000 shares of our common stock. If the holders of outstanding options or warrants exercise those options or warrants, or we determine to grant restricted stock awards under our incentive plan, stockholders may experience dilution in the net tangible book value of our common stock. Further, the sale or availability for sale of the underlying shares in the marketplace could depress our stock price.

We do not expect to pay dividends in the foreseeable future.

          We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business. Therefore, investors will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms or at all. Investors cannot be assured of a positive return on investment or that they will not lose the entire amount of their investment in our common stock.

USE OF PROCEEDS

          We estimate that the net proceeds to us from this offering, after deducting placement agent fees but before paying offering expenses, will be approximately $56.6 million, based on the offering price of $9.12 per share and assuming all offered shares are sold.

          We expect to use the net proceeds from this offering to repay the current borrowings under our revolving credit facility, pursue acquisition opportunities, and other working capital purposes. We entered into our revolving credit facility with CIT Capital USA, Inc. on February 27, 2009, and it terminates on February 27, 2012. As of October 29, 2009, $12.75 million principal amount, bearing interest at a weighted average rate of 8.0%, was outstanding under this credit facility. We have used the proceeds of such indebtedness to fund capital expenditures, primarily drilling expenses, and to fund the Windsor acquisition. Currently, we have no commitments or agreements regarding any acquisitions or investments that are material. Pending their ultimate use, we intend to invest the net proceeds from this offering in money market funds and government debt securities.

CAPITALIZATION

          The following table sets forth our actual and as adjusted capitalization as of September 30, 2009. We estimate that the net proceeds to us from this offering, after deducting placement agent fees but before paying offering expenses, will be approximately $56.6 million, based on the offering price of $9.12 per share and assuming all offered shares are sold. The as adjusted column gives effect to this offering and the application of the estimated net proceeds as described in “Use of Proceeds,” excluding the repayment of a portion of the approximately $3.75 million of additional indebtedness incurred after September 30, 2009, assuming all offered shares are sold.

          The following table is unaudited and should be read in conjunction with the information contained in “Item 2. Management’s Discussion and Analysis or Plan of Operation” and our unaudited consolidated financial statements, including the related notes, contained in our Quarterly Report on Form 10-Q for the three months ended September 30, 2009, all of which are incorporated by reference in this prospectus supplement.

	As of September 30, 2009
	Actual	As Adjusted
	(In thousands)
Cash and Cash Equivalents	$288	$47,900

Long-Term Debt:
Revolving Line of Credit	$9,000	$—
Total	$9,000	$—

Stockholders’ Equity:
Common Stock, Par Value $0.001; 100,000,000 shares authorized
Actual — 36,769,195 shares outstanding
As adjusted — 43,269,195 shares outstanding	$37	$43
Additional Paid In Capital	65,756	122,362
Accumulated Deficit	(229)	(229)
Accumulated Other Comprehensive Income (Loss)	(1,581)	(1,581)
Total Stockholders’ Equity	$63,982	$120,595

PRICE RANGE OF COMMON STOCK

          Our common stock currently trades on the NYSE Amex Equities Market under the symbol “NOG.” The last reported sales price of our common stock on the NYSE Amex Equities Market on October 29, 2009 was $9.22 per share.

          Prior to our listing on the NYSE Amex Equities Market, our common stock was listed on the OTC Bulletin Board commencing on January 19, 2006, under the symbol “KNTX,” but no active trading occurred prior to approximately December 2006. Effective April 3, 2007, our trading symbol was changed to “NOGS.OB.” Our common stock commenced trading on the American Stock Exchange (“AMEX”) on March 26, 2008.

          The high and low sales prices for shares of common stock of our company for each quarter of 2009 and 2008 are set forth below. The difference in reference price used for the tables below results from transitioning the listing of our common stock from the OTC Bulletin Board to AMEX in the first quarter of 2008.

	Sales Price
	High	Low
2009
First Quarter	$4.24	$2.01
Second Quarter	8.89	3.40
Third Quarter	8.44	4.74
Fourth Quarter (through October 29, 2009)	10.80	7.65

2008
First Quarter	$7.30	$5.65
Second Quarter	16.40	6.95
Third Quarter	14.00	5.14
Fourth Quarter	8.13	2.05

          The high and low bid and offer prices for shares of common stock of our company for each quarter during 2007 is set forth below, although data prior to March 2007 is not applicable to our current structure.

	Closing Bid
	High	Low
2007
First Quarter	$5.00	$1.10
Second Quarter	5.50	3.40
Third Quarter	6.50	4.40
Fourth Quarter	7.90	4.92

          Prices set forth above for the 2007 fiscal year were obtained from the National Quotation Bureau, Inc. and do not necessarily reflect actual transactions, retail markups, mark downs or commissions. Stock price data before March 20, 2007, is for our prior “shell company” — Kentex — and therefore may not be relevant to any analysis of the our current company. Kentex common stock did not commence quotation until the third quarter of fiscal year 2006.

PLAN OF DISTRIBUTION

          We are offering the shares on a best efforts basis through Canaccord Adams Inc. (“Canaccord Adams”), the lead placement agent, and FIG Partners, LLC (“FIG”), the co-placement agent. Canaccord Adams has agreed to act as the lead placement agent and FIG has agreed to act as co-placement agent for the sale of up to 6,500,000 shares of common stock, subject to the terms and conditions contained in a Placement Agency Agreement dated as of October 29, 2009 between us and the placement agents. The placement agents are not purchasing or selling any securities under this prospectus supplement or the accompanying prospectus, nor are they required to arrange for the purchase or sale of any specific number or dollar amount of shares.

          The placement agents propose to arrange for the sale to one or more purchasers of the shares offered pursuant to this prospectus supplement and the accompanying prospectus directly through stock purchase agreements between the purchasers and us.

          The placement agency agreement provides that the obligations of the placement agents and the investors are subject to certain conditions precedent, including the absence of any material adverse changes in our business and the receipt of customary legal opinions, letters and certificates.

          We will pay the placement agents an aggregate placement agent fee equal to four and one-half percent of the gross proceeds of the sale of shares of common stock in the offering, plus the reimbursement of expenses (including legal fees). The estimated offering expenses payable by us, in addition to the placement agents fee of $2,667,600, are approximately $400,000, which includes our legal and accounting costs, the placement agents’ expenses (including legal fees) and various other fees associated with registering and listing the common shares. After deducting certain fees due to the placement agents’ and our estimated offering expenses, we expect the net proceeds from this offering to be approximately $56.2 million.

          The placement agents may allow concessions, or pay commissions, to other dealers participating in this offering.

          We have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agency agreement. We have also agreed to contribute to payments the placement agents may be required to make in respect of such liabilities.

          We, along with our executive officers and directors, have agreed to certain lock-up provisions with regard to future sales of our common stock and other securities convertible into or exercisable or exchangeable for common stock for the period beginning on the closing date of the offering and ending 45 days thereafter with such 45 day period being extended in certain circumstances.

          The placement agency agreement with the placement agents is included as an exhibit to our current report on Form 8-K that we have filed with the SEC in connection with this offering.

          Our common stock is listed on the NYSE Amex stock exchange under the symbol “NOG.”

          In the ordinary course of its business, the placement agents and their affiliates may actively trade or hold our securities or our loans for their own accounts or for the accounts of customers and, accordingly, may at any time hold long or short positions in these securities or loans. In addition, from time to time, as a result of market making activities, the placement agents may own our common shares or other equity or debt securities issued by us or their affiliates.

INDEMNIFICATION

          Section 78.7502(1) of the Nevada Revised Statutes empowers us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of our company) by reason of the fact that he or she is or was a director, officer, employee or agent of our company, or is or was serving at our request as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of our company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

          Section 78.138 of the Nevada Revised Statutes provides that, with certain exceptions, a director or officer is not individually liable to us or our stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and (ii) his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

          Section 78.7502(2) of the Nevada Revised Statutes empowers us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our favor by reason of the fact that he or she acted in any of the capacities described above in the discussion of Section 78.7502(1), against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those mentioned above in the discussion of Section 78.7502(1), except that no indemnification may be made in respect of any claim, issue or matter as to which he or she shall have been adjudged by a court of competent jurisdiction to be liable to us or for amounts paid in settlement to us, unless and only to the extent that the court in which such action or suit was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          Section 78.7502(3) of the Nevada Revised Statutes also provides that to the extent a director or officer of our company has been successful in the defense of any action, suit or proceeding of the type mentioned above in the discussion of Section 78.7502(1) or (2), or in the defense of any claim, issue or matter in the litigation, he or she will be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense.

          Our articles of incorporation require us to indemnify, to the fullest extent permitted by the General Corporation Law of Nevada, any and all persons that we have the power to indemnify under such law against all expenses, liabilities or other matters referred to in, or covered by, such law. Our articles of incorporation also provide that we may purchase and maintain insurance for the benefit of any person covered by the foregoing indemnification against any liability asserted against him or her and incurred by him or her in any capacity for which indemnification is permitted under the General Corporation Law of Nevada, or any liability arising out of such status, whether or not we would have the power to indemnify him or her against such liability.

          Our bylaws also contain provisions relating to indemnification of our directors, officers, employees and agents, however the provisions in our articles of incorporation supersede such bylaws provisions.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

          The validity of the issuance of the common stock and certain other legal matters in connection with the issuance of the common stock will be passed upon for us by Faegre & Benson LLP, Minneapolis, Minnesota. Certain matters will be passed upon for the placement agents by Choate, Hall & Steward LLP, Boston, Massachusetts.

EXPERTS

          Mantyla McReynolds, LLC, an independent registered public accounting firm, and an independent member of the BDO Seidman Alliance, has audited our financial statements incorporated by reference in this prospectus supplement, as stated in their report, and such financial statements have been incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          Certain estimates of our proved oil and gas reserves included and incorporated by reference herein were based in part upon an engineering report prepared by Ryder Scott Company, L.P., independent consulting petroleum engineers. These estimates are included herein in reliance on the authority of such firm as an expert in such matters.

WHERE YOU CAN FIND MORE INFORMATION

          We are required to comply with the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly we file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

          We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, to register the shares offered by this prospectus supplement and the accompanying prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus supplement and the accompanying prospectus are part of that registration statement. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus supplement and the accompanying prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

          The SEC allows us to “incorporate by reference” the information we file with them into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is complete:

•

Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on March 16, 2009, as amended by Form 10-K/A filed with the SEC on April 30, 2009, Form 10-K/A filed with the SEC on May 18, 2009 and Form 10-K/A filed with the SEC on June 24, 2009.

•

Quarterly Reports on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 11, 2009, for the quarter ended June 30, 2009, filed with the SEC on July 30, 2009, and for the quarter ended September 30, 2009, filed with the SEC on October 27, 2009.

•	Current Reports on Form 8-K filed with the SEC on the following dates: January 5, 2009, January 6, 2009, February 2, 2009, March 2, 2009, May 29, 2009, June 24, 2009 and October 30, 2009.

•	Form 8-A filed with the SEC on March 19, 2008.

•	The description of our common stock contained in our Registration Statement on Form SB-2 (No. 333-146596), including any amendments or reports filed for the purpose of updating such description.

          You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Ryan Gilbertson Chief Financial Officer Northern Oil and Gas, Inc. 315 Manitoba Avenue, Suite 200 Wayzata, Minnesota 55391 (952) 476-9800

          You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

PROSPECTUS

Up to 15,000,000
Shares of Common Stock, par value $0.001 per share

NORTHERN OIL AND GAS, INC.

Common Stock

          From time to time, we may offer up to 15,000,000 shares of our common stock, par value $0.001 per share, at a per share price to be determined at the actual time sales are consummated. We will provide the specific terms of any offering(s) in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement, as well as any documents incorporated by reference, before purchasing any of the securities being offered.

          Our common stock is listed on the NYSE Amex stock exchange under the symbol “NOG.” On March 27, 2009, the last reported sale price of our common stock on NYSE Amex was $3.95 per share.

          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. BEFORE MAKING ANY INVESTMENT IN OUR SECURITIES, YOU SHOULD READ AND CAREFULLY CONSIDER RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS” CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2008, WHICH IS INCORPORATED HEREIN BY REFERENCE, AND UNDER SIMILAR HEADINGS IN OUR SUBSEQUENTLY FILED QUARTERLY REPORTS ON FORM 10-Q AND ANNUAL REPORTS ON FORM 10-K, AS WELL AS THE OTHER RISKS AND UNCERTAINTIES DESCRIBED IN ANY APPLICABLE PROSPECTUS SUPPLEMENT AND IN THE OTHER DOCUMENTS INCORPORATED HEREIN BY REFERENCE.

          This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. You should rely only on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information.

          The common stock offered by this prospectus may be offered in amounts, at prices and at terms determined at the time of the offering and may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. We will set forth the names of any underwriters or agents and any applicable fees, commissions, discounts and over-allotment options in the accompanying prospectus supplement. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.” The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

          The aggregate market value of our outstanding common stock held by non-affiliates is $109,197,363, based on 34,120,103 shares of outstanding common stock, of which 27,644,902 are held by non-affiliates, and a per share price of $3.95 based on the closing price of our common stock on March 27, 2009.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated May 21, 2009

          You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement that we may authorize to be provided to you. No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. You should assume that the information in this prospectus or any applicable prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security.

SUMMARY

          This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. The following summary is qualified in its entirety by the more detailed information, including our consolidated financial statements and related notes, included in this prospectus or incorporated by reference in this prospectus. Before investing in our common stock, you should carefully read the entire prospectus and all documents incorporated herein by reference, including the “Risk Factors” section and our financial statements and the notes thereto included elsewhere or incorporated by reference in this prospectus.

          For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “we,” “us,” “our,” and “the Company” refer to Northern Oil and Gas, Inc., a Nevada corporation.

          This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf “ registration process. Under this shelf registration process, we may offer shares of our common stock in one or more offerings, up to a total of 15,000,000 shares of common stock. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement, including the risk factors, together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information,” before buying any of the securities being offered. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

Northern Oil and Gas, Inc.

          Northern Oil and Gas, Inc. is a growth-oriented independent energy company engaged in the acquisition, exploration, exploitation and development of oil and natural gas properties.

          Our business strategy is to identify and exploit resources in and adjacent to existing or indicated producing areas that can be quickly developed and put in production at low cost. We also intend to take advantage of our expertise in aggressive land acquisition to develop exploratory projects with extremely attractive growth potential in focus areas and to participate with other companies in those areas to explore for oil and natural gas using state-of-the-art 3D seismic technology. We believe our competitive advantage lies in our ability to acquire property in the most exciting new plays in a nimble and efficient fashion. We are focused on low overhead. We believe we are in a position to most efficiently exploit and identify high production oil and gas properties. We will actively continue to pursue the acquisition of properties that fit our profile.

Corporate Information

          Northern Oil and Gas, Inc. was incorporated under the laws of the State of Nevada on February 10, 1983. Our principal executive offices are located at 315 Manitoba Avenue, Suite 200, Wayzata, Minnesota 55391. The telephone number at our principal executive offices is (952) 476-9800. Our website address is www.northernoil.com, and we make our periodic and current reports that are filed with the SEC available, free of charge, on our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained on our website is not deemed part of this prospectus. Our common stock is listed on NYSE Amex under the symbol “NOG.”

The Offering

          We may offer up to 15,000,000 shares of common stock in one or more offerings. The per share price at which such shares are sold will be determined at the time sales are consummated. A prospectus supplement, which we will provide to you each time we offer securities, will describe the specific amounts, prices and terms of such securities.

          We may sell the common stock to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the common stock described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

          Common stock holders are entitled to receive dividends declared by the board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stock holders. We have never paid a cash dividend and do not anticipate paying any cash dividends in the foreseeable future. Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights. A prospectus supplement will describe the specific amounts, prices and terms of any common stock to be issued.

RISK FACTORS

          An investment in us involves a high degree of risk. Before making an investment decision, investors should carefully consider the risks and uncertainties under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is incorporated herein by reference, and under similar headings in our subsequently filed quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the other risks and uncertainties described in any applicable prospectus supplement and in the other documents incorporated herein by reference. Our business, financial condition or results of operations could be materially adversely affected by any of those risks. In such case, the trading price of our common stock could decline and investors could lose all or part of their investment. See the section entitled “Where You Can Find More Information” in this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This prospectus includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward-looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions such as “may,” “could,” “should,” etc. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

          Although forward-looking statements in this prospectus reflect the good faith judgment of our management, forward-looking statements are inherently subject to known and unknown business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the SEC which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

USE OF PROCEEDS

          Unless otherwise indicated in any prospectus supplement, the net proceeds from the sale of securities offered by this prospectus will be used for general corporate purposes and working capital requirements. We may also use a portion of the net proceeds to fund possible leasehold acquisitions and drilling activities. Currently, there are no commitments or agreements regarding such acquisitions or investments that are material. Pending their ultimate use, we intend to invest the net proceeds in money market funds, commercial paper and governmental and non-governmental debt securities.

PLAN OF DISTRIBUTION

          We may sell shares of common stock from time to time through one or more underwriters or dealers, directly to purchasers, through one or more agents or through a combination of any of the foregoing methods. We also may distribute shares of common stock from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time, at market prices prevailing at the times of sale, at prices related to prevailing market prices or at negotiated prices, depending upon the circumstances at the time of such distribution. We will describe the method of distribution of the securities in the applicable prospectus supplement.

          If underwriters are used in the sale of common stock, they will acquire the common stock for their own account and may resell the stock from time to time in one or more transactions at a fixed public offering price. The obligations of the underwriters to purchase the common stock will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

          Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

          We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

          Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

          Any underwriters that are qualified market makers on NYSE Amex may engage in passive market making transactions in the common stock on NYSE Amex in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

          In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

          To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

DESCRIPTION OF SECURITIES

Common Stock

          Our articles of incorporation authorize the issuance of 100,000,000 shares of common stock, $0.001 par value per share, of which 34,120,103 shares were outstanding as of March 27, 2009. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Securities Convertible into Common Stock

          We have outstanding options to purchase an aggregate of 400,000 shares of common stock at $5.18 per share issued to members of our board of directors pursuant to our stock option plan. Each of the options is exercisable at any time up to and including November 1, 2017. We also have outstanding a warrant to purchase 300,000 shares of common stock at $5.00 per share issued to CIT Group/Equity Investments, Inc. in connection with the closing of our revolving credit facility with CIT Capital USA, Inc. The warrant may be exercised at any time on or before February 27, 2012. We do not otherwise have outstanding any warrants, preferred stock or other securities convertible into shares of our common stock.

INDEMNIFICATION

          Under Nevada law, none of our directors will have personal liability to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director. The foregoing provisions do not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under applicable Sections of the Nevada Revised Statutes, (iv) for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes or, (v) for any transaction from which the director derived an improper personal benefit.

          The Bylaws provide for indemnification of the directors, officers, and employees of the Company in most cases for any liability suffered by them arising out of their activities as directors, officers, and employees of the Company, if they were not engaged in willful misfeasance or malfeasance in the performance of their duties; provided that, in the event of a settlement, the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Company. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by Nevada law.

          Our bylaws also provide that the Company may purchase and maintain insurance for the benefit of a person who is or was serving as a director, officer, employee or agent of the Company against a liability incurred by him or her as a director, officer, employee or agent.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

          The validity of the common stock being offered hereby has been passed upon by Best & Flanagan LLP, Minneapolis, Minnesota.

EXPERTS

          Mantyla McReynolds, LLC, an independent registered public accounting firm, has audited our financial statements incorporated by reference in this prospectus, as stated in their report, and have been incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We are required to comply with the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly we file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov. You can also obtain additional information about us at our website, http://www.northernoil.com.

          We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

          The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is complete:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

•	Proxy Statement for the 2008 Annual Meeting of Shareholders held on May 19, 2008, which was filed with the SEC on April 25, 2008.

•	Form 8-A filed with the SEC on March 19, 2008.

•	The description of our common stock contained in our Registration Statement on Form SB-2 (No. 333-146596), including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Ryan Gilbertson Chief Financial Officer Northern Oil and Gas, Inc. 315 Manitoba Avenue, Suite 200 Wayzata, Minnesota 55391 (952) 476-9800

          You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

6,500,000 Shares

Common Stock

PRICE $9.12 PER SHARE

Canaccord Adams

FIG Partners LLC
Energy Research & Capital Group

PROSPECTUS SUPPLEMENT

October 30, 2009